CAMPBELL ALTERNATIVE ASSET TRUST
                         MONTHLY REPORT - NOVEMBER 2008
                                   -----------



                     STATEMENT OF CHANGES IN NET ASSET VALUE
                     ---------------------------------------


Net Asset Value (22,364.098 units) at October 31, 2008             $ 36,602,453
Additions of 72.648 units on November 30, 2008                          117,626
Redemptions of (107.662) units on November 30, 2008                    (174,317)
Offering Costs                                                          (27,243)
Net Income - November 2008                                             (365,191)
                                                                   ------------

Net Asset Value (22,329.084 units) at November 30, 2008            $ 36,153,328
                                                                   ============

Net Asset Value per Unit at November 30, 2008                      $   1,619.11
                                                                   ============



                           STATEMENT OF INCOME (LOSS)
                           --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                          $(634,649)
    Change in unrealized                                                257,946

  Gains (losses) on forward and options on forward contracts:
    Realized                                                              9,738
    Change in unrealized                                                 95,646
  Interest income                                                           484
                                                                      ---------

                                                                       (270,835)
                                                                      ---------

Expenses:
  Brokerage fee                                                          88,750
  Performance fee                                                             0
  Operating expenses                                                      5,606
                                                                      ---------

                                                                         94,356
                                                                      ---------

Net Income (Loss) - November 2008                                     $(365,191)
                                                                      =========
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                                 FUND STATISTICS
                                 ---------------


Net Asset Value per Unit on November 30, 2008                       $  1,619.11

Net Asset Value per Unit on October 31, 2008                        $  1,636.66

Unit Value Monthly Gain (Loss) %                                        (1.07)%

Fund 2008 calendar YTD Gain (Loss) %                                      0.97%



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  ----------------------------------------------
                                  Theresa D. Becks, Chief Executive Officer
                                  Campbell & Company, Inc.
                                  Managing Owner
                                  Campbell Alternative Asset Trust

                                  Prepared without audit

Dear Investor,

Marginal Losses incurred in High Volatility Market...

Governments around the world continued to announce plans to help bolster sagging economies. The U.S. reversed course on the bailout effort from buying troubled assets to facilitating lending flow. Campbell navigated the month by maintaining a relatively low risk posture resulting in marginal losses or gains across various sectors.

Economic data reflected another sharp drop in manufacturing, rising unemployment and the biggest drop in retail sales since 1992, prompting wild swings in both equity and bond markets. Small gains were recorded in Equity Indices trading, our best performing sector on the year thus far, as global equity markets continued their fall. Fixed Income trading, however, proved difficult in November as the flight to quality bid intensified and Treasuries posted their biggest monthly gain since 1981.

As a corollary, the Foreign Exchange sector continued to center on risk appetite. Deleveraging still dominates this market, driving the U.S. Dollar and Japanese Yen stronger and putting pressure on high yielding currencies. Campbell's Foreign Exchange trading modulated risk well and posted slight gains in this sector. Commodity trading finished relatively flat as precious metals gained, base metals fell and energies extended their negative trend throughout the month.

As we approach the end of a very tumultuous year, I encourage you to reach out to us with any questions or concerns. We remain liquid, diversified, and engaged while allowing our models to seek opportunity where possible.

Wishing you a wonderful holiday season.

Sincerely,

Terri Becks
President & CEO
Campbell & Company, Inc.
Managing Owner
Campbell Alternative Asset Trust